Exhibit 99.1

COMPANY CONTACTS:	INVESTOR CONTACTS:
Endologix, Inc.	The Ruth Group
John McDermott, CEO	Nick Laudico (646) 536-7030
Vaseem Mahboob, CFO	Zack Kubow (646) 536-7020
(949) 595-7200
www.endologix.com

Endologix Announces Appointment of Dan Lemaitre as Chairman of the Board
John McDermott to Continue as Chief Executive Officer

IRVINE, Calif., February 6, 2017 - Endologix, Inc. (Nasdaq: ELGX), developer and marketer of innovative treatments for aortic disorders, today announced that its Board of Directors has elected to separate the positions of Chairman of the Board and Chief Executive Officer, effective today. Dan Lemaitre, Lead Independent Director, has been appointed Chairman, and John McDermott, will continue to serve as Chief Executive Officer and Director.

John McDermott, Chief Executive Officer of Endologix, said, “Over the last year, we have integrated the TriVascular merger, advanced our new product and clinical programs and expanded our global commercial operations. To best position the company for future success, the Board and I mutually agreed to separate the Chairman and CEO roles. This will allow me to dedicate my full attention to operational and commercial execution and spend more time with customers as we continue to launch innovative new technologies and gain share in the AAA market. We will also benefit from the expertise and leadership experience of Dan Lemaitre, who will bring additional value to the Board in the Chairman position.”

Dan Lemaitre added, “The board has great confidence in John and his ability to continue building Endologix into a leading global medical device company focused on aortic disorders. The separation of the roles will allow John to focus on the business, which is poised for accelerated growth driven by significant future product launches, including Ovation Alto and ChEVAS in Europe, Nellix in the U.S., and other pipeline opportunities.”

Dan Lemaitre has served on the Board since December 2009 and as Lead Independent Director of the Company since March 2014. John McDermott has served as Chairman of the Board since March 2012 and as Chief Executive Officer since May 2008.

About Endologix, Inc.
Endologix, Inc., develops and manufactures minimally invasive treatments for aortic disorders. The Company's focus is endovascular stent grafts for the treatment of abdominal aortic aneurysms (AAA). AAA is a weakening of the wall of the aorta, the largest artery in the body, resulting in a balloon-like enlargement. Once AAA develops, it continues to enlarge and, if left untreated, becomes increasingly susceptible to rupture. The overall patient mortality rate for ruptured AAA is approximately 80%, making it a leading cause of death in the United States. Additional information can be found on Endologix's website at www.endologix.com.

Forward-Looking Statements
This communication includes statements that may be "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, including with respect to the benefits of separating the Chairman and CEO roles, the accuracy of which are necessarily subject to risks and uncertainties, all of which are difficult or impossible to predict accurately and many of which are beyond the control of Endologix. Many factors may cause actual results to differ materially from anticipated results, including unexpected delays in process and testing improvements and additional regulatory requirements. Undue reliance should not be placed on forward-looking statements, which speak only as of the date they are made. Endologix undertakes no obligation to update any forward-looking statements to reflect new information, events or circumstances after the date they are made, or to reflect the occurrence of unanticipated events. Please refer to Endologix's Annual Report on Form 10-K for the year ended December 31, 2015, and Endologix's subsequent filings with the Securities and Exchange Commission, for more detailed information regarding these risks and other factors that may cause actual results to differ materially from those expressed or implied.

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